Exhibit 99.1

Contact:

For ImmunoCellular Therapeutics, Ltd.

Jane Green

Investor Relations

415.348.0010

jane@jmgcomm.com

ImmunoCellular Therapeutics Enters into Manufacturing Agreement with PCT LLC, a Caladrius Company, for US Production of ICT-107 for Phase 3 Registration Trial

Los Angeles, CA – June 15, 2015 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) announced the selection of PCT, LLC, a subsidiary of Caladrius Biosciences, Inc. (“Caladrius”) (NASDAQ:CLBS), as the US manufacturer for ImmunoCellular’s ICT-107 phase 3 registrational clinical program in newly diagnosed glioblastoma, anticipated to begin in the second half of 2015. Under the terms of the multi-year agreement, PCT will provide current good manufacturing practice (cGMP) services for the manufacture of clinical supplies of ICT-107, a dendritic cell-based immunotherapy targeting six tumor-associated antigens. PCT, which was previously engaged by ImmunoCellular to manufacture clinical supplies of ICT-107 and the Company’s other cancer immunotherapy clinical programs, is also working with ImmunoCellular’s European contract manufacturer, PharmaCell B.V., to perform a technology transfer process to harmonize the EU and US methods of production of ICT-107 for the planned phase 3 registration trial. PCT’s facilities are registered with the FDA as human cells, tissues, and cellular and tissue-based products (HCT/Ps) facilities, and maintain GMP-compliant quality systems.

“Selecting our US manufacturer for the ICT-107 phase 3 trial is an important step toward initiation of our registration program,” said Andrew Gengos, ImmunoCellular Chief Executive Officer. “We have been pleased with PCT’s ability to provide high quality, cost-effective and consistent manufacturing, and have confidence in their ability to support our phase 3 trial. Over the coming weeks, we look forward to announcing additional key milestones toward initiating the phase 3 trial, which have the potential to be major value-creating events for our Company. We expect to be in position to begin patient enrollment in the late third quarter or early fourth quarter of this year.”

“We are extremely pleased that the leadership team at ImmunoCellular has chosen to develop a long-term relationship partnership with PCT in order to maintain the cell therapy manufacturing reliability, quality, and cost efficiencies they have come to expect,” said Dr. Robert A. Preti, President of PCT, and Chief Technology Officer of Caladrius. “We feel our clients significantly reduce their clinical development risk by manufacturing with PCT and leveraging our Innovation and Quality infrastructure.”

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase 2 trial of its lead product candidate, ICT-107, a dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells. ImmunoCellular’s pipeline also includes: ICT-121, a dendritic cell immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a dendritic cell immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T-cells. To learn more about ImmunoCellular, please visit www.imuc.com.

About Caladrius Biosciences, Inc. (formerly NeoStem, Inc.)

Caladrius Biosciences, Inc. is among the first of a new breed of immunotherapy companies with proven expertise and unique experience in cell process optimization, development, and manufacturing. Caladrius is a cell therapy leader with late-stage clinical programs based on a proprietary platform technology for immuno-oncology, as well as additional platform technologies for ischemic repair and immunomodulation, and capabilities that support other cell therapy developers. This integrated approach supports the industry in bringing significant life-improving medical treatments to market. To learn more about Caladrius, please visit www.caladrius.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully manufactured, developed or commercialized. Additional risks and uncertainties are described in IMUC’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.